The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-153607
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MARCH 2, 2009

Prospectus Supplement
March   , 2009
(To Prospectus dated September 22, 2008)

$200,000,000

Anixter Inc.

     % Senior Notes due 2014

Fully and Unconditionally Guaranteed by
Anixter International Inc.

Anixter Inc. (“Anixter”) will pay interest on the Notes on          and          of each year, beginning          , 2009. The Notes will mature on March   , 2014. Anixter may redeem some or all of the Notes at any time at the redemption price set forth in this prospectus supplement under “Supplemental Description of the Notes — Optional Redemption.” In addition, before March   , 2012, Anixter may redeem up to 35% of the Notes at the redemption price of     % of their principal amount plus accrued interest, using the net cash proceeds from public sales of Anixter International common stock. If Anixter experiences certain kinds of changes of control, it must offer to repurchase all of the Notes outstanding at 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Payments on the Notes will be fully and unconditionally guaranteed by Anixter International Inc. (“Anixter International”). The Notes will be unsecured obligations and will rank equally with Anixter’s existing and future unsecured senior indebtedness. The guarantee will be an unsecured obligation of Anixter International and will rank equally with Anixter International’s existing and future unsecured senior indebtedness.

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)%		$
Underwriting Discount	%	$
Proceeds (before expenses) to Anixter	%	$

(1)	Plus accrued interest, if any, from March , 2009.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

We expect that delivery of the Notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and the Euroclear system, on or about March   , 2009.

Joint Book-Running Managers

Banc of America Securities LLC	J.P. Morgan	Wachovia Securities

Co-Manager

Scotia Capital

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” on page ii of this prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that Anixter International has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that Anixter International files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2009;

•	our Proxy Statement for our 2008 Annual Meeting filed April 8, 2008; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by the prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, attention Treasurer, telephone: (224) 521-8000.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which can be identified by the use of forwarding-looking terminology such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “estimates,” “plans,” “projects,” “should,” “may” or similar expressions, including the negative thereof, or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. Such statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated in this prospectus supplement. These factors include general economic conditions, changes in supplier sales strategy or financial viability, political, economic and currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill, risks associated with integration of acquired companies, and other factors identified herein under the heading “Risk Factors”, and in our reports filed with the SEC under the Exchange Act, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2009.

We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ii

SUMMARY

This summary highlights certain information appearing elsewhere in this document. This summary is not complete and does not contain all of the information that you should consider before purchasing the Notes. You should carefully read the “Risk Factors” section beginning on page S-9 of this prospectus supplement to determine whether an investment in our Notes is appropriate for you. Unless the context requires otherwise, references to “Anixter” are to Anixter Inc. and its subsidiaries and references to “we,” “us” or “our” refer collectively to Anixter International and its subsidiaries.

Anixter International Inc.

Overview.  We believe we are a leader in the provision of advanced inventory management services including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production or installation efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of Anixter International and customer information systems and the maintenance of dedicated distribution facilities. These services are provided exclusively in connection with the sales of products, and as such, the price of such services are included in the price of the products delivered to the customer.

Through a combination of our service capabilities and a portfolio of products from industry leading manufacturers, we are a leading global distributor of data, voice, video and security network communication products and the largest North American distributor of specialty wire and cable products. In addition, we are a leading distributor of “C” Class inventory components which are incorporated into a wide variety of end use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, the majority of which are specialized or highly engineered for particular customer applications.

Customers.  We sell products to over 100,000 active customers. These customers are international, national, regional and local companies that include end users of our products, installers, integrators and resellers of our products as well as original equipment manufacturers who use our products as a component of their end product. Customers for our products cover all industry groups including manufacturing, telecommunications, internet service providers, finance, education, healthcare, transportation, utilities, aerospace and defense and government as well as contractors, installers, system integrators, value-added resellers, architects, engineers and wholesale distributors. Our customer base is well diversified with no single customer accounting for more than 3% of sales and no single end market industry group accounting for more than 11% of sales.

Products.  We sell over 425,000 products. These products include communications (voice, data, video and security) products used to connect personal computers, peripheral equipment, mainframe equipment, security equipment and various networks to each other. These products consist of an assortment of transmission media (copper and fiber optic cable), connectivity products, support and supply products, and security surveillance and access control products. These products are incorporated into enterprise networks, physical security networks, central switching offices, web hosting sites and remote transmission sites. In addition, we provide electrical wire and cable products, including electrical and electronic wire and cable, control and instrumentation cable and coaxial cable that is used in a wide variety of maintenance, repair and construction related applications. We also provide a wide variety of electrical and electronic wire and cable products, fasteners and other small components that are used by original equipment manufacturers in manufacturing a wide variety of products.

Suppliers.  We source products from over 7,000 suppliers. However, approximately 30% of our dollar volume purchases in 2008 were from our five largest suppliers. An important element of our overall business strategy is to develop and maintain close relationships with our key suppliers, which include the world’s leading manufacturers of communication cabling, connectivity, support and supply products, electrical wire and cable and fasteners. Such relationships emphasize joint product planning, inventory management, technical support, advertising and marketing. In support of this strategy, we generally do not compete with our suppliers in product design or manufacturing activities. We also generally do not sell private label products that are either one of our brands or a brand name exclusive to us.

Our typical distribution agreement includes the following significant terms:

•	a non-exclusive right to re-sell products to any customer in a geographical area (typically defined as a country);

•	usually cancelable upon 90 days notice by either party for any reason;

•	no minimum purchase requirements, although pricing may change with volume on a prospective basis; and

•	the right to pass through the manufacturer’s warranty to our customers.

Distribution and Service Platform.  We cost-effectively serve our customers’ needs through our proprietary computer systems, which connect most of our warehouses and sales offices throughout the world. The systems are designed for sales support, order entry, inventory status, order tracking, credit review and material management. Customers may also conduct business through our e-commerce platform, one of the most comprehensive, user-friendly and secure websites in the industry.

We operate a series of large modern regional warehouses in key geographic locations in North America, Europe and Emerging Markets (defined as Latin America and Asia Pacific) that provide for cost-effective, reliable storage and delivery of products to our customers. We have designated 14 warehouses as regional warehouses. Collectively these facilities store approximately 37% of our inventory. In certain cities, some smaller warehouses are also maintained to maximize transportation efficiency and to provide for the local needs of customers. This network of warehouses and sales offices consists of 159 locations in the United States, 18 in Canada, 37 in the United Kingdom, 43 in Continental Europe, 26 in Latin America, 18 in Asia and 4 in Australia/New Zealand.

We have also developed close relationships with certain freight, package delivery and courier services to minimize transit times between our facilities and customer locations. The combination of our information systems, distribution network and delivery partnerships allows us to provide a high level of customer service while maintaining a reasonable level of investment in inventory and facilities.

Employees.  At January 2, 2009, we employed 8,645 people. Approximately 41% of our employees are engaged in sales or sales-related activities, 40% are engaged in warehousing and distribution operations and 19% are engaged in support activities, including inventory management, information services, finance, human resources and general management. Less than three percent of our employees are covered by collective bargaining agreements.

Competition.  Given our role as an aggregator of many different types of products from many different sources and because these products are sold to many different industry groups, there is no well-defined industry group against which we compete. We view the competitive environment as highly fragmented with hundreds of distributors and manufacturers that sell products directly or through multiple distribution channels to end users or other resellers. There is significant competition within each end market and geography served that creates pricing pressure and the need for constant attention to improve services. Competition is based primarily on breadth of products, quality, services, price and geographic proximity. We believe that we have a significant competitive advantage due to our comprehensive product and service offerings, highly-skilled workforce and global distribution network. We believe our global distribution platform provides a competitive advantage to serving multinational customers’ needs. Our operations and logistics platform gives us the ability to ship orders from inventory for delivery within 24 to 48 hours to all major global markets. In addition, we have common systems and processes throughout much of our operations in 52 countries that provide our customers and suppliers with global consistency.

We enhance our value proposition to both key suppliers and customers through our specifications and testing facilities and numerous quality assurance certification programs such as ISO 9001 and QSO 9000. We use our testing facilities in conjunction with suppliers to develop product specifications and to test quality compliance. At our data network-testing lab located at our suburban Chicago headquarters, we also work with customers to design and test various product configurations to optimize network design and performance specific to our customers’ needs. At our various regional quality labs, we offer original equipment manufacturers a comprehensive range of mechanical testing and materials characterization for product testing and failure investigation.

Most of our competitors are privately held, and as a result, reliable competitive information is not available.

Contract Sales and Backlog.  We have a number of customers who purchase products under long-term (generally three to five year) contractual arrangements. In such circumstances, the relationship with the customer typically involves a high degree of material requirements planning and information systems interfaces and, in some cases, may require the maintenance of a dedicated distribution facility or dedicated personnel and inventory at, or in close proximity to, the customer site to meet the needs of the customer. Such contracts do not generally require the customer to purchase any minimum amount of goods from us, but would require that materials acquired by us as a result of joint material requirements planning between us and the customer be purchased by the customer.

Generally, backlog orders, excluding contractual customers, represent approximately four weeks of sales and ship to customers within 30 to 60 days from order date. Our operations and logistics platform gives us the ability to ship orders from inventory stock for delivery within 24 to 48 hours to all major global markets.

Seasonality.  Our operating results are not significantly affected by seasonal fluctuations except for the impact resulting from variations in the number of billing days from quarter to quarter. Consecutive quarter sales from the third to fourth quarters are generally lower due to the holidays and lower number of billing days as compared to other consecutive quarter comparisons. As our fastener business grows, we expect seasonal fluctuations to increase slightly, as the first and second quarter are somewhat stronger in the fastener business, due to third and fourth quarter seasonal and holiday plant shutdowns among our original equipment manufacturer customers.

Anixter Inc.

All of the operating activities of Anixter International are conducted through its wholly owned subsidiary Anixter Inc.

Our executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

The Offering

Issuer	Anixter Inc. (“Anixter”)

Securities Offered	$200,000,000 aggregate principal amount of % Senior Notes due 2014.

Guarantees	Anixter International Inc. will fully and unconditionally guarantee all the obligations of Anixter Inc. under the Notes. The Notes initially will not be guaranteed by any of our subsidiaries. As of and for the year ended January 2, 2009, Anixter (excluding Anixter’s subsidiaries) holds approximately 75% of Anixter International’s U.S. assets and generates approximately 90% of Anixter International’s U.S. operating income.

Issue Price	% plus accrued interest from March , 2009.

Interest	% per year. Interest on the Notes is payable semi-annually on and of each year, commencing , 2009.

Optional Redemption	Anixter may redeem all or part of the Notes at any time at its option at a redemption price equal to the greater of (1) the principal amount of the Notes being redeemed plus accrued interest to the redemption date or (2) a “make-whole” amount based on the yield of a comparable U.S. Treasury security plus 0.50%. In addition, before March , 2012, Anixter may redeem up to 35% of the aggregate principal amount of outstanding Notes with the net cash proceeds from public sales of Anixter International common stock at a redemption price equal to % of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. See “Supplemental Description of the Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as defined under “Description of Debt Securities — Certain Definitions” in the accompanying prospectus), Anixter will be required to make an offer to purchase the Notes. The purchase price will equal 101% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase. Anixter may not have enough funds available at the time of a change of control to make any required debt payment (including repurchases of the Notes).

Ranking	The Notes will be senior unsecured obligations of Anixter, ranking equally in right of payment with other senior unsecured indebtedness of Anixter from time to time outstanding.

The guarantee of Anixter International will be a senior unsecured obligation of Anixter International, ranking equally in right of payment with other senior unsecured indebtedness of Anixter International from time to time outstanding.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries.

The Indenture pursuant to which the Notes are issued does not limit the amount of debt that Anixter, Anixter International or any of its subsidiaries may incur.

Certain Covenants	The Indenture limits our ability to:

• incur liens;

• engage in sale and leaseback transactions;

• make certain restricted payments; and

• merge or consolidate with or into other companies or sell all or substantially all of our assets.

For additional information, see “Description of the Debt Securities — Certain Covenants of Anixter and Anixter International” in the accompanying prospectus and “Supplemental Description of the Notes — Certain Covenants of Anixter and Anixter International” herein.

Use of Proceeds	The net proceeds, after estimated expenses, to Anixter from the sale of the Notes offered hereby will be approximately $ million, which we will use for general corporate purposes, including to reduce funding under our accounts receivable securitization program. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth under “Risk Factors” before deciding to invest in the Notes.

For additional information regarding the Notes, see “Supplemental Description of the Notes.”

Summary Consolidated Financial Data of Anixter International

The summary consolidated financial data presented below as of and for the fiscal years ended January 2, 2009, December 28, 2007 and December 29, 2006 is derived from our audited financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended January 2, 2009.

	Fiscal Year Ended
	December 29,	December 28,	January 2,
	2006	2007	2009
	(In millions, except share amounts)

Selected Income Statement Data:
Net sales	$4,938.6	$5,852.9	$6,136.6
Operating income(a)	337.1	439.1	391.9
Interest expense and other, net(b)	(34.1)	(41.6)	(73.8)
Net income(a)(b)(c)	$209.3	$253.5	$195.7
Selected Balance Sheet Data:
Total assets(d)	$2,566.2	$3,016.2	$3,091.7
Total short term debt(e)	$212.3	$84.1	$249.5
Total long term debt(e)	$597.0	$937.2	$917.5
Stockholders’ equity(d)(f)	$962.0	$1,047.8	$1,035.8
Other Financial Data:
Working capital	$1,097.8	$1,439.0	$1,350.9
Capital expenditures	$25.0	$36.1	$32.7
Depreciation and amortization of intangible assets	$24.0	$30.8	$34.6
EBITDA(g)	$365.8	$473.5	$400.7
Adjusted EBITDA(g)	$369.4	$481.8	$478.9

Notes:

(a)	For the year ended January 2, 2009, operating income includes $4.2 million of expense ($0.07 per diluted share) related to the retirement of our former Chief Executive Officer, $24.1 million ($0.38 per diluted share) related to receivable losses from customer bankruptcies, $2.0 million ($0.04 per diluted share) related to the inventory lower of cost or market adjustments resulting from sharply lower copper prices, and $8.1 million ($0.14 per diluted share) primarily related to personnel severance costs related to staffing reductions and exit costs associated with leased facilities that we incurred to re-align our business in connection with current market conditions. For the year ended December 29, 2006, operating income includes a favorable sales tax-related settlement in Australia which reduced operating expenses by $2.2 million ($0.04 per diluted share).

(b)	In 2006, we recorded interest income of $6.9 million ($0.10 per diluted share) as a result of tax settlements in the U.S. and Canada.

(c)	For the year ended January 2, 2009, net income includes a pre-tax loss of $18.0 million, $13.1 million, net of tax ($0.34 per diluted share) related to foreign exchange losses due to both a sharp change in the relationship between the U.S. dollar and all of the major currencies in which we conduct our business and, for several weeks, highly volatile conditions in the foreign exchange markets. For the year ended January 2, 2009, net income also includes a pre-tax loss of $6.5 million, $4.0 million, net of tax ($0.10 per diluted share) related to the decline in the cash surrender value inherent in a series of our owned life insurance policies associated with our sponsored deferred compensation program and $1.6 million ($0.04 per diluted share) of net tax benefits related to the reversal of valuation allowances associated with certain foreign net operating loss carryforwards in the first quarter of 2008. For the year ended December 28, 2007, we recorded $11.8 million ($0.28 per diluted share) of net income primarily related to foreign tax benefits as well as a tax settlement in the U.S. For the year ended December 29, 2006, we recorded $27.0 million

($0.63 per diluted share) of net income primarily related to tax settlements in the U.S. and Canada and the initial establishment of deferred taxes associated with our foreign operations.

(d)	On December 30, 2006 (the beginning of our fiscal 2007), the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”) were adopted. As a result of the implementation of FIN 48, we recorded a $0.9 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the December 30, 2006 opening balance of retained earnings. In 2006, upon the adoption of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R)) (“SFAS No. 158”) we recorded the amount of our unfunded pension liability on our balance sheet resulting in an increase of $25.9 million in total pension liabilities. The pension liability adjustment was offset by a net reduction in stockholders’ equity of $19.0 million and deferred tax assets of $6.9 million. In accordance with SFAS No. 158, the financial statements for periods prior to the date of adoption have not been restated.

(e)	At January 2, 2009, December 28, 2007, and December 29, 2006, short-term debt primarily consists of the accounts receivable securitization facility. During the first quarter of 2007, we issued $300 million of convertible senior notes due 2013. For more information on short-term and long-term debt, see Note 4. “Debt” in the Notes to the Consolidated Financial Statements incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended January 2, 2009.

(f)	Stockholders’ equity reflects treasury stock purchases of $244.8 million and $104.6 million for the year ended December 28, 2007 and the year ended January 2, 2009, respectively, all of which stock has been retired. We did not purchase any treasury shares in 2006.

(g)	EBITDA is defined as income before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating income and stock-based compensation. Adjusted EBITDA for fiscal 2008 also excludes the previously mentioned items: $24.1 million related to receivable losses from customer bankruptcies, $2.0 million related to the inventory lower of cost or market adjustments and $8.1 million primarily related to personnel severance costs related to staffing reductions and exit costs associated with leased facilities. Adjusted EBITDA for fiscal 2006 excludes a favorable sales tax-related settlement in Australia which reduced operating expenses by $2.2 million. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA an Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income:

	Fiscal Year Ended
	December 29,	December 28,	January 2,
	2006	2007	2009
	(In millions)

Net income	$209.3	$253.5	$195.7
Interest expense	38.8	45.2	48.0
Income taxes	93.7	144.0	122.4
Depreciation	19.3	22.9	24.9
Amortization of intangible assets	4.7	7.9	9.7

EBITDA	$365.8	$473.5	$400.7

Foreign exchange and other non-operating income	(4.7)	(3.6)	25.8
Stock-based compensation	10.5	11.9	18.2
Receivable losses from customer bankruptcies	—	—	24.1
Inventory lower of cost or market adjustment	—	—	2.0
Personnel severance costs/exit costs associated with leased facilities	—	—	8.1
Sales tax-related settlement in Australia	(2.2)	—	—

Adjusted EBITDA	$369.4	$481.8	$478.9

RISK FACTORS

In deciding whether to invest in the Notes, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition. Each of the risks described below could result in a decrease in the value of the Notes and your investment therein. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009. The information contained and incorporated by reference in this prospectus supplement and in the accompanying prospectus includes forward-looking statements that involve risks and uncertainties, and we refer you to “Forward-Looking Statements” in the accompanying prospectus.

Risks Related to the Business

A change in sales strategy or financial viability of our suppliers could adversely affect our sales or earnings.

Most of our agreements with suppliers are terminable by either party on short notice for any reason. We currently source products from over 7,000 suppliers. However, approximately 30% of our dollar volume purchases in 2008 were from our five largest suppliers. If any of these suppliers changed its sales strategy to reduce its reliance on distribution channels, or decided to terminate its business relationship with us, our sales and earnings could be adversely affected until we were able to establish relationships with suppliers of comparable products. Although we believe our relationships with these key suppliers are good, they could change their strategies as a result of a change in control, expansion of their direct sales force, changes in the marketplace or other factors beyond our control, including a key supplier becoming financially distressed.

Our foreign operations are subject to political, economic and currency risks.

We derive approximately 41% of our revenues from sales outside of the United States. Economic and political conditions in some of these markets may adversely affect our results of operations, cash flows and financial condition in these markets. Our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, and different legal, tax, accounting and regulatory requirements.

We have risks associated with inventory.

We must identify the right product mix and maintain sufficient inventory on hand to meet customer orders. Failure to do so could adversely affect our sales and earnings. However, if circumstances change (for example, an unexpected shift in market demand, pricing or customer defaults) there could be a material impact on the net realizable value of our inventory. To guard against inventory obsolescence, we have negotiated various return rights and price protection agreements with certain key suppliers. We also maintain an inventory valuation reserve account against diminution in the value or salability of our inventory. However, there is no guaranty that these arrangements will be sufficient to avoid write-offs in excess of our reserves in all circumstances.

Our operating results are affected by copper prices.

Our operating results have been affected by changes in prices of copper, which is a major component in the electrical wire and cable products sold by us. As our purchase costs with suppliers change to reflect the changing copper prices, our mark-up to customers remains relatively constant, resulting in higher or lower sales revenue and gross profit, depending on whether copper prices are increasing or decreasing.

We have risk associated with the integration of acquired businesses.

Our recent growth in sales and earnings is attributable to a combination of organic growth and acquisitions. In connection with recent and future acquisitions, it is necessary for us to continue to create a cohesive business from the various acquired properties. This requires the establishment of a common management team to guide the acquired businesses, the conversion of numerous information systems to a common operating system, the establishment of a brand identity for the acquired businesses, the streamlining of the operating structure to optimize efficiency and customer service and a reassessment of the inventory and supplier base to ensure the availability of products at competitive prices. No assurance can be given that these various actions can continue to be completed without disruption to the business, that the various actions can be completed in a short period of time or that anticipated improvements in operating performance can be achieved.

Our debt agreements could impose restrictions on our business.

Our debt agreements contain certain financial and operating covenants that limit our discretion with respect to certain business matters. These covenants restrict our ability to incur additional indebtedness. As a result of these restrictions, we are limited in how we may conduct our business and may be unable to compete effectively or take advantage of new business opportunities.

We have risks associated with accounts receivable.

Although no single customer accounts for more than 3% of the our sales, a payment default by one of our larger customers could have a short-term impact on earnings. Given the current economic environment, the risk that constrained access to capital and general market contractions may heighten exposure of customer default.

We may be required to record a charge to our earnings if our goodwill becomes impaired.

We test for impairment of goodwill annually at the beginning of the third quarter in accordance with generally accepted accounting standards. When events or changes in circumstances indicate that the carrying value for such assets may not be recoverable, however, we review our goodwill for impairment on an interim basis. Factors that may be considered a change in circumstances requiring our interim testing include a decline in stock price as compared to our book value per share, future cash flows and slower growth rates. As a result of the dramatic change in the economic and market conditions in the fourth quarter of 2008, including the change in our stock price as compared to its book value per share and the significant disruptions in the global credit markets, we performed an interim impairment test for goodwill as of the fiscal year end 2008. We did not record any impairment charge as a result of that interim test. However, in connection with future annual or interim tests, we may be required to record a non-cash charge to earnings in our financial statements during the period in which any impairment of goodwill is determined, resulting in an impact on our results of operations. For additional information related to impairment of goodwill, see Note 1. “Summary of Significant Accounting Policies — Goodwill” in the Notes to the Consolidated Financial Statements incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended January 2, 2009.

Risks Related to the Notes

Our level of indebtedness and our ability to incur additional debt may restrict our future operations and impair our ability to meet our obligations under the Notes.

As of January 2, 2009, we had approximately $1,167.0 million of outstanding indebtedness. After giving pro forma effect to, and the use of proceeds from, the sale of the Notes, our total consolidated indebtedness as of January 2, 2009 would have been $1,172.0 million.

The indenture governing the Notes permits us to incur additional indebtedness. In addition, in certain circumstances, we may incur secured indebtedness. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the Notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated.

The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the Notes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal due under our debt, including the Notes, which will reduce funds available for other business purposes;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets;

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared with some of our competitors that have less debt; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures, mergers and acquisitions and for other general corporate purposes.

From time to time we have paid special dividends and repurchased shares of our common stock. To the extent we use cash to pay dividends or acquire shares of common stock, we will have less cash to satisfy our obligation under the Notes.

Our ability to satisfy our obligations depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The Notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The Notes will not be guaranteed by our subsidiaries. Payments on the Notes are required to be made only by Anixter and Anixter International. We will not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under other agreements and under applicable law. Certain of our domestic subsidiaries provide guarantees of our revolving credit facility. Claims of creditors of our subsidiaries, including trade creditors and lenders under our revolving credit facility in the case of subsidiaries that guarantee our revolving credit facility, generally will have priority with respect to the assets and earnings of our subsidiaries over our claims or those of our creditors, including holders of the Notes. As a result, the Notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries.

We sell, on an ongoing basis without recourse, substantially all our accounts receivable originating in the United States to a wholly owned bankruptcy remote subsidiary of ours. The accounts receivable are not our assets or assets of our subsidiaries and are not available to us or our subsidiaries to repay debt.

We may be prohibited from repurchasing, and may be unable to repurchase, the Notes upon a change of control, which would cause defaults under the indenture for the Notes and possibly our other debt or financing agreements that may be in effect at the time of the change of control.

If we experience a change of control, as defined under “Description of Debt Securities — Certain Definitions” in the accompanying prospectus, we will be required to make an offer to repurchase all of the Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase the Notes following such a change of control. In addition, we cannot assure you that a repurchase of the Notes following such a change in control would be permitted pursuant to our other debt or financing agreements that may be in effect at the time of such change in control, which could cause our other indebtedness to be accelerated. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the Notes and repay such indebtedness.

An active trading market for the Notes may not develop.

We cannot assure you that an active trading market will develop or be maintained for the Notes. If an active trading market does develop for the Notes, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities and our performance and other factors.

The Notes may be issued with original issue discount for United States federal income tax purposes.

The Notes will be issued with original issue discount (“OID”) for United States federal income tax purposes to the extent that the issue price of the Notes is less than their stated principal amount by more than a de minimis amount. A United States holder of a Note will have to report any OID as gross income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States Federal Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture governing the Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture governing the Notes, even if sufficient funds are available.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to Anixter from the sale of the Notes offered hereby will be approximately $      million. We will use the net proceeds for general corporate purposes, including to reduce funding under our accounts receivable securitization program. On January 2, 2009, the effective cost of funding under the accounts receivable securitization program was 2.4%.

CAPITALIZATION

The following table sets forth our capitalization as of January 2, 2009 (i) on an actual basis and (ii) on an as adjusted basis, after giving effect to this offering and the use of the net proceeds thereof. This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended January 2, 2009.

	As of January 2,
	2009
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$65.3	$65.6

Total debt:
Short-term debt	249.5	54.5
Bank revolving lines of credit	250.0	250.0
5.95% senior notes due 2015	200.0	200.0
Notes offered hereby(1)	—	200.0
1.00% convertible senior notes due 2013	300.0	300.0
3.25% zero coupon convertible notes due 2033	167.5	167.5

Total debt	1,167.0	1,172.0
Total stockholders’ equity	1,035.8	1,035.8

Total capitalization	$2,202.8	$2,207.8

(1)	The Notes offered hereby may be issued at a discount. The amount above does not reflect any original issue discount.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended
	December 31,	December 30,	December 29,	December 28,	January 2,
	2004	2005	2006	2007	2009

Actual	4.97	4.70	6.44	7.17	5.60
Pro Forma(1)					4.65

(1)	The pro forma ratio gives effect to the issuance of the Notes offered hereby and the use of proceeds as described under the “Use of Proceeds” section of the prospectus supplement as if they occurred on December 29, 2007 (the beginning of fiscal 2008 for the Company).

Earnings represent income before taxes, adjusted for minority interest in fiscal year ended December 29, 2006, plus fixed charges. Fixed charges consist of (i) interest on all indebtedness (including capital leases) and amortization of debt discount and deferred financing fees, (ii) interest factor attributable to rentals and (iii) interest on liabilities associated with Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which was adopted by us at the beginning of fiscal year ended January 2, 2009.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

Please read the following information concerning the Notes in conjunction with the statements under “Description of the Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Notes will be issued under the Indenture, dated as of September 9, 1996, as supplemented by the First Supplemental Indenture, dated as of February 24, 2005 and the Second Supplemental Indenture dated as of March  , 2009, that we have entered into with The Bank of New York Mellon Trust Company, N.A., as trustee. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Notes are being offered and sold.

General

Anixter will offer $200,000,000 of     % Senior Notes due 2014 as a series of Notes under the Indenture. The Notes will be fully and unconditionally guaranteed by Anixter International. The Notes will not be guaranteed by any of our subsidiaries. See “Guarantee of Anixter International” in the accompanying prospectus.

The Notes will constitute part of the senior debt of Anixter and are equal in right of payment to any other existing or future senior unsecured obligations of Anixter. The guarantee by Anixter International will constitute part of the senior debt of Anixter International and is equal in right of payment to any other existing or future senior unsecured obligations of Anixter International. The Notes will not be subject to any mandatory redemption or sinking fund payments.

Interest Payments

The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on March      , 2014. Each Note will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning          , 2009. The interest will be paid semi-annually on           and          , commencing          , 2009. Interest will be paid on           to the person in whose name the Note is registered at the close of business on the immediately preceding           and on           to the person in whose name the Note is registered at the close of business on the immediately preceding          . We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

The Notes will not be redeemable at any time prior to maturity except as set forth below.

Anixter may redeem all or part of the Notes at any time at its option at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the Notes being redeemed.

As used herein:

“Make-Whole Amount” means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the Notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the stated maturity of the Notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the Notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury

Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the stated maturity of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealers” mean Banc of America Securities LLC and any successor thereto or any other primary U.S. Government securities dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

In addition, at any time prior to March   , 2012, Anixter may redeem up to 35% of the principal amount of the Notes with the net cash proceeds of one or more public sales of Anixter International common stock at a redemption price (expressed as a percentage of principal amount) of     %, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the trustee will select the Notes to be redeemed using a method it considers fair and appropriate.

We will redeem Notes in increments of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. However, in the case of a redemption described in the second paragraph of “Optional Redemption”, we will not know the exact redemption price until three business days before the redemption date. Therefore, the notice of redemption in such case will only describe how the redemption price will be calculated.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption will become due on the date fixed for redemption. On or after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Forms and Denominations

The Notes will be issued as one or more global securities in the name of a nominee of the Depository Trust Company and will be available only in book-entry form. See “Description of Debt Securities — Book-Entry Issuance” in the accompanying prospectus. The Notes are available for purchase in multiples of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Notes

Anixter may, without the consent of the holders of the Notes, create and issue additional notes (the “Additional Notes”) ranking equally with the Notes offered by this prospectus supplement in all respects, including having the same CUSIP number, so that such Additional Notes would be consolidated and form a single series with the Notes offered hereby and would have the same terms as to status, redemption or otherwise as the Notes offered hereby. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Guarantees

Anixter International fully and unconditionally guarantees the payments of principal and interest on the Notes when due regardless of whether at maturity or at an earlier date. The guarantee by Anixter International ranks equally with all other existing and future unsecured and unsubordinated obligations of Anixter International and will remain in full force and effect until all principal and interest on the Notes have been paid.

Certain Covenants of Anixter and Anixter International

The Indenture contains certain covenants of Anixter, Anixter International and certain subsidiaries set forth under “Description of Debt Securities — Certain Covenants of Anixter and Anixter International” in the accompanying prospectus and shall also contain the following covenant:

Limitations on Restricted Payments

Anixter and Anixter International will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(a) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(b) after giving effect to such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Interest Coverage Ratio would be less than 2:00 to 1:00; or

(c) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (b), (c) or (d) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(i) 50% of consolidated net income of Anixter International and all of its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) determined in accordance with GAAP for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such consolidated net income shall be a deficit, minus 100% of such aggregate deficit), plus

(ii) 100% of the aggregate net cash proceeds received by Anixter International from the issuance and sale of Qualified Equity Interests of Anixter International after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with the last paragraph under “— Optional Redemption” or (B) any such proceeds or assets received from a Subsidiary of Anixter, plus

(iii) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by Anixter or Anixter International or any Subsidiary subsequent to the Issue Date is reduced on Anixter International’s balance sheet upon the conversion or exchange (other than by a Subsidiary of Anixter) into Qualified Equity Interests of Anixter International (less the amount of any cash, or the fair value of assets, distributed by Anixter, Anixter International or any Subsidiary upon such conversion or exchange).

The foregoing provisions will not prohibit:

(a) the payment by Anixter International of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(b) the redemption of any Equity Interests of Anixter International in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(c) payments by Anixter International to redeem Equity Interests of Anixter International held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Anixter, Anixter International or the Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed (A) $5 million since the Issue Date plus (B) the amount of any net cash proceeds received by Anixter International from the issuance and sale after the Issue Date of Qualified Equity Interests of Anixter International to officers, directors or employees of Anixter, Anixter International or the Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (c), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (c);

(d) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof;

(e) Restricted Payments in an amount not to exceed $125 million since the Issue Date; and

(f) other Restricted Payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.25 to 1.00.

provided that (a) in the case of any Restricted Payment pursuant to clause (c), (e) or (f) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests that are used to make a payment pursuant to clauses (b) or (c)(B) above shall increase the Restricted Payments Basket.

Certain Definitions

The following terms, in addition to the terms set forth under “Description of Debt Securities — Certain Covenants of Anixter and Anixter International — Certain Definitions” in the accompanying prospectus, are used in this description as so defined:

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Fixed Charges” for any period means the sum, without duplication, of (a) Consolidated Interest Expense of Anixter, Anixter International and the Subsidiaries for such period, plus (b) the product of (a) all dividend payments on any series of Disqualified Equity Interests of Anixter, Anixter International or any Subsidiary or any Preferred Stock of any Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by Anixter, Anixter International or a Subsidiary or to the extent paid in Qualified Equity Interests) for such period, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Anixter, Anixter International and the Subsidiaries, expressed as a decimal.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges of Anixter, Anixter International and the Subsidiaries during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of Anixter, Anixter International and the Subsidiaries for the Four-Quarter Period. Notwithstanding anything to the contrary set forth in the definitions of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense (and all component definitions referenced in such definitions), for purposes of determining the Consolidated Interest Coverage Ratio, such definitions (and all component definitions referenced in such definitions) shall be calculated with respect to Anixter, Anixter International and all of the Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.

For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any Indebtedness or the issuance of any Preferred Stock of Anixter, Anixter International or any Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity

Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require Anixter or Anixter International to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change of control applicable to such Equity Interests are no more favorable to such holders than the provisions described under “Description of Debt Securities — Certain Covenants of Anixter and Anixter International — Repurchase of Notes Upon a Change of Control” in the accompanying prospectus and such Equity Interests specifically provide that Anixter will not redeem any such Equity Interests pursuant to such provisions prior to Anixter’s purchase of the Notes as required pursuant to the provisions described under “Description of Debt Securities — Certain Covenants of Anixter and Anixter International — Repurchase of Notes Upon a Change of Control” in the accompanying prospectus.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities that are convertible into such shares or other interests in such Person.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” of any Person at any date means, without duplication:

(a) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(f) all Capitalized Lease Obligations of such Person;

(g) all Indebtedness of others secured by a Security Interest on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of Anixter, Anixter International or the Subsidiaries that is guaranteed by Anixter, Anixter International or the Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of Anixter, Anixter International and the Subsidiaries on a consolidated basis;

(i) all Attributable Indebtedness;

(j) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(k) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (a) the fair market value of any asset subject to a Security Interest securing the Indebtedness of others on the date that the Security Interest attaches and (b) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Issue Date” means the date on which the Notes are originally issued.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of Anixter International.

“Restricted Payment” means any of the following:

(a) the declaration or payment of any dividend or any other distribution on Equity Interests of Anixter International or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of Anixter International, including, without limitation, any payment in connection with any merger or consolidation involving Anixter International but excluding dividends or distributions payable solely in Qualified Equity Interests of Anixter International or through accretion or accumulation of such dividends on such Equity Interests; or

(b) the redemption of any Equity Interests of Anixter International, including, without limitation, any payment in connection with any merger or consolidation involving Anixter International.

Notwithstanding the foregoing, (i) no purchase of common stock by Anixter International from Merrill Lynch International pursuant to the Confirmation of OTC Convertible Note Hedge, dated February 12, 2007, between Anixter International and Merrill Lynch International, and no cash payment by Anixter International to Merrill Lynch International pursuant to the Confirmation of OTC Warrant Transaction, dated February 12, 2007, between Merrill Lynch International and Anixter International, will be deemed a Restricted Payment and (ii) any payment made as a result of a merger or consolidation will be deemed a Restricted Payment only to the extent paid from the funds of Anixter International, Anixter or its Subsidiaries or from newly borrowed funds used to complete such merger or consolidation that would be deemed Indebtedness of Anixter International, Anixter or its Subsidiaries.

“Subordinated Indebtedness” means Indebtedness of Anixter or Anixter International or any Subsidiary that is expressly subordinated in right of payment to the Notes or the guarantees of the Notes by Anixter International or such Subsidiary, as the case may be.

“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of Anixter, Anixter International and the Subsidiaries determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, a binding commitment to lend under a revolving credit facility shall be deemed to be an incurrence of indebtedness in the full amount of such commitment on the date that such commitment is entered into, regardless of whether the full amount of such revolving credit facility is actually borrowed, and thereafter the amount of such commitment shall be deemed to be fully borrowed at all times for purposes of the Total Leverage Ratio.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Total Debt of Anixter, Anixter International and the Subsidiaries to (b) Consolidated Cash Flow Available for Fixed Charges of Anixter, Anixter International and the Subsidiaries for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. Notwithstanding anything to the contrary set forth in the definition of Consolidated Cash Flow Available for Fixed Charges (and all component definitions referenced in such definitions), for purposes of determining the Total Leverage Ratio, such definition (and all component definitions referenced in such definition) shall be calculated with respect to Anixter, Anixter International and all of the Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.

In the event that Anixter, Anixter International or any Subsidiary incurs, redeems, retires or extinguishes any Total Debt (other than under a revolving credit facility as set forth in the last sentence of the definition of Total Debt) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Total Debt as if the same had occurred at the beginning of the applicable four-quarter period.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), certain material United States federal estate tax consequences, of purchasing, owning and disposing of the Notes. This summary applies to you only if you are a beneficial owner of a Note and you acquire the Note in this offering for a price equal to the issue price of the Notes. The issue price of the Notes is the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with Notes held as capital assets (generally, investment property) and does not deal with persons in special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the Notes for a price other than their issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding Notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the Notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of Notes as set forth in this summary. This summary is for general information purposes only and is not intended to be tax advice. Before you purchase Notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Notes that may be applicable to you.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US AND THE UNDERWRITERS OF THE NOTES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a Note or Notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

Interest

Treatment of stated interest.  Stated interest on the Notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable in cash at least annually at a single fixed rate over the entire term of the Note) and will be taxable to United States holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Original issue discount.  The Notes will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent their issue price is less than their stated principal amount by more than a de minimis amount.

A United States holder (whether a cash or accrual method taxpayer) will be required to include in gross income all OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable thereto. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the Note for each day during that taxable year on which the United States holder holds the Note. The daily portion is determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the Note as of the beginning of such period and the Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the qualified stated interest allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The “adjusted issue price” of a Note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID.

A United States holder will not be required to recognize any additional income upon the receipt of any payment on the Notes that is attributable to previously accrued OID.

Sale or Other Disposition of Notes

Upon the sale, redemption, exchange or other taxable disposition of the Notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described above under “United States Holders — Interest”); and

•	your tax basis in the Notes.

Your tax basis in your Notes generally will be their cost, increased by any OID previously includible in income by the United States holder. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the Notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011.

Backup Withholding

In general, “backup withholding” at a rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest (including OID) on your Note, and

•	to payment of the proceeds of a sale or other disposition (including a retirement or redemption) of your Note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a Note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to several exceptions not described herein, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens and are United States holders for purposes of this summary.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest (including OID) on your Notes, provided that in the case of interest (including OID) you satisfy the following requirements:

•	you do not, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury Regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest (or OID) described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest (or OID) is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code, to:

(1) us or our paying agent; or

(2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described in this section.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest (including OID) paid on your Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax as described above in “Non-U.S. Holders — United States Federal Withholding Tax” and backup withholding tax as described below in “Non-U.S. Holders — Backup Withholding and Information Reporting,” you generally will not have to pay United States federal income tax on payments of principal and interest (including OID) on your Notes, or on any gain realized from (or accrued interest or OID treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your Notes unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax); or

•	the interest (including OID) or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest (including OID) or gain in respect of your Notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest (including OID) or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest (including OID) will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless an applicable United States income tax treaty provides otherwise.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding and information reporting will not apply to interest or OID payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described above in “Non-U.S. Holders — United States Federal Withholding Tax,” and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States holder, as described above in “United States Holders”. However, we or our paying agent may be required to report to the Internal Revenue Service and you payments of interest or OID on the Notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest or OID payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your Notes (including a redemption or retirement) may be subject to information reporting and backup withholding tax at a rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011). If you dispose of your Notes outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if you sell your Notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a disposition of your Notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your United States federal income tax liability (if any) and may entitle you to a refund, provided the required information is timely furnished to the Internal Revenue Service.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your Notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury Regulations thereunder; or

•	your interest (including OID) on the Notes is effectively connected with your conduct of a United States trade or business.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us, on the one hand, and Banc of America Securities LLC as representative of the underwriters named below, on the other hand, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each such underwriter, the aggregate principal amount of Notes set forth opposite such underwriter’s name below.

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Scotia Capital (USA) Inc.

Total	$200,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed     % of the aggregate principal amount of the Notes. The underwriters may allow, and those dealers may reallow, a concession not to exceed     % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the underwriters may change the public offering price and concessions.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange. We have been advised by the underwriters that they intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading market for, the Notes.

The following table shows the underwriting discounts and commissions that Anixter is to pay to the underwriters in connection with this offering.

Paid by Anixter

Per Note		%
Total	$

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the aggregate principal amount of Notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilization purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Anixter estimates that its total expenses for this offering (excluding underwriting expenses) will be approximately $750,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial and private banking services in the ordinary course of business to us, one or more of our directors or officers and/or one or more of our affiliates, for which they receive customary fees and expense reimbursement. Affiliates of certain of the underwriters are lenders and agents under our five-year revolving credit agreement. In addition, an affiliate of J.P. Morgan Securities Inc. is the agent on our receivables securitization facility. In connection with any such commercial or private banking services provided to directors, officers or other affiliates, the underwriters or their affiliates, as lenders, may receive a pledge of our common stock owned by such director, officer or affiliate that may be foreclosed upon by the lender pursuant to the express terms of the applicable loan documents or, in certain circumstances, the lender’s discretion. Trusts established for the benefit of our Chairman, Samuel Zell, and his family indirectly own shares of our common stock. As of March 2, 2009, 4,758,322 such shares of our common stock have been pledged to an affiliate of Banc of America Securities LLC. Our Chairman has disclaimed beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York City, New York.

EXPERTS

The consolidated financial statements of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended January 2, 2009 (including schedules appearing therein), and the effectiveness of Anixter International Inc.’s internal control over financial reporting as of January 2, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Anixter Inc.

Debt Securities
Guaranteed as Set Forth in this Prospectus by Anixter International Inc.

Anixter International Inc.

Guarantees of Debt Securities

Anixter Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, one or more series of debt securities. Anixter International Inc. will fully and unconditionally guarantee the obligations of Anixter Inc. under any debt securities issued under this prospectus or any prospectus supplement.

We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 24 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may from time to time sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities and guarantees of debt securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

References to “Anixter International” refer to Anixter International Inc. and references to “Anixter” refer to Anixter Inc. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Anixter International and its subsidiaries, including Anixter. References to “securities” refer collectively to the debt securities and guarantees of debt securities registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We have filed and will file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following SEC public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for additional information about the public reference room.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Anixter, who file electronically with the SEC. The address of that site is www.sec.gov.

The Commission allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. We consider the information incorporated by reference to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below.

•	Our annual report on Form 10-K for the fiscal year ended December 28, 2007.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 28, 2008.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended June 27, 2008.

•	Our current report on Form 8-K filed on February 25, 2008.

•	Our current report on Form 8-K filed on May 2, 2008.

•	Our current report on Form 8-K filed on May 19, 2008.

•	Our current report on Form 8-K filed on July 7, 2008.

All documents filed by us with the SEC under Sections 13(a), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities under this document (other than current reports furnished, rather than filed, under Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Anixter International Inc.
2301 Patriot Blvd.
Glenview, Illinois 60026
Attention: Treasurer
Telephone: 224-521-8000

We maintain an Internet site at http://www.anixter.com which contains information concerning Anixter International and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all the information that is contained in the registration statement. We refer you to the registration statement and to the exhibits filed with the registration statement for further information. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Because this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which can be identified by the use of forwarding-looking terminology such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “estimates,” “plans,” “projects,” “should,” “may” or similar expressions, including the negative thereof, or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. Such statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated in this prospectus. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors, risks associated with the integration of recently acquired companies, and other factors identified in our reports filed with the SEC under the Exchange Act, including under the Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2007.

We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ANIXTER INTERNATIONAL INC.

We believe we are a leading global distributor of data, voice, video and security network communication products and the largest North American distributor of specialty wire and cable products. In addition, we are a leading distributor of “C” class inventory components, which are incorporated into a wide variety of end use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, many of which are specialized or highly engineered for particular applications.

We are a leader in the provision of advanced inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange, to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement, deployment and management costs and enhance overall production or installation efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of Anixter International and customer information systems and the maintenance of dedicated distribution facilities.

Our customers include international, national, regional, and local companies that include end users of our products, installers, integrators and resellers of our products and original equipment manufacturers who use our products as a component of their end product. Customers for our products cover all industry groups, including manufacturing, telecommunications, internet service providers, finance, education, healthcare, transportation, utilities and government as well as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors.

ANIXTER INC.

All of the operating activities of Anixter International are conducted through its wholly owned subsidiary Anixter Inc.

Our principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital, repayment of existing indebtedness and possible acquisitions.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of earnings to fixed charges for each of the periods indicated:

						Twenty six
	Fiscal year ended					weeks ended
	January 2,	December 31,	December 30,	December 29,	December 28,	June 27,
	2004	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges(1)	3.13	4.97	4.70	6.44	7.17	6.96

(1)	Earnings represent income before taxes adjusted for minority interest in fiscal year ended December 29, 2006 and equity investment income relating to Anixter Receivables Corporation prior to consolidation at the end of the third quarter of 2004, plus fixed charges. Fixed charges consist of (i) interest on all indebtedness (including capital leases) and amortization of debt discount and deferred financing fees, (ii) interest factor attributable to rentals and (iii) interest on liabilities associated with Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which was adopted by us at the beginning of fiscal year December 28, 2007.

DESCRIPTION OF DEBT SECURITIES

Anixter may issue the debt securities, in one or more series, from time to time under an Indenture, dated as of September 6, 1996, as supplemented by the First Supplemental Indenture, dated as of February 24, 2005, and the Second Supplemental Indenture among Anixter, Anixter International Inc., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee. We refer to the Indenture, as so supplemented, as the Indenture in this description. The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture, will act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part.

This section briefly summarizes some of the terms of the debt securities and the Indenture. This section does not contain a complete description of the debt securities or the Indenture. The description of the debt securities is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of the Indenture.

General

The Indenture does not limit the amount of debt securities that may be issued. The Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or officer’s certificates establishing such series.

The debt securities:

•	are unsecured, unsubordinated obligations of Anixter;

•	are equal in right of payment to any other unsecured, unsubordinated obligations of Anixter; and

•	are guaranteed on a senior unsecured basis by Anixter International.

If Anixter uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the identity of the registrar and paying agent for the debt securities;

•	the date or dates, or the method by which such date or dates are determined or extended, on which Anixter will pay principal and premium, if any;

•	the interest rate or rates (which may be fixed or variable) or the method of determining them, the date interest begins to accrue and the interest payment dates or the method of determining them;

•	the regular record dates for any interest payment dates;

•	the place or places where Anixter will pay principal and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, Anixter may redeem securities;

•	the terms and conditions of any mandatory or optional redemption, repayment or purchase of the debt securities pursuant to a sinking fund or at the option of the holder of debt securities, including the date after which, and the price or prices at which, Anixter may redeem, repay or purchase the debt securities;

•	the denomination in which Anixter will issue securities if other than in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the currency or currencies in which Anixter will pay principal and interest if other than U.S. currency;

•	any index or indices used to determine the amount of payments;

•	the terms and conditions of any election by Anixter to pay, or by the holder of debt securities to receive, principal or interest on any debt security in currency or currencies other than those in which the debt securities are offered;

•	the portion of principal payable on declaration of acceleration of maturity or in bankruptcy;

•	if applicable, that the debt securities are defeasible pursuant to the provisions of the Indenture;

•	any addition to or change in the events of default of Anixter or Anixter International applicable to the debt securities, and any change in the right of the indenture trustee or the holder of debt securities to declare the principal and interest due and payable;

•	any addition or change to the covenants and definitions;

•	whether registered or bearer securities will be issued, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	whether Anixter will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture. (See Section 301.)

Guarantee of Anixter International

Anixter International will unconditionally guarantee to each holder of debt securities and to the indenture trustee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities. The guarantee applies whether the payment is due at maturity, or as a result of acceleration, redemption or otherwise. The guarantee will remain valid even if the Indenture is found to be invalid.

Anixter International is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through Anixter and, as a result, Anixter International depends on the earnings and cash flow of, and dividends or distributions from, Anixter to provide the funds necessary to meet its debt and contractual obligations. Anixter International’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of Anixter International itself as a creditor of a subsidiary may be recognized).

Denomination, Registration and Transfer

Anixter may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, Anixter will issue registered debt securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof. (See Section 302.)

If Anixter issues the debt securities as registered securities, Anixter will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. Anixter will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

Unless otherwise set forth in the applicable prospectus supplement, Anixter has appointed the indenture trustee as security registrar for each series of debt securities. (See Section 305.) Any other office or agency initially designated by Anixter for the registration and transfer of any debt securities will be named in the applicable prospectus supplement. Anixter may at any time designate additional offices and agencies for the registration and transfer or exchange of any debt securities or rescind such designations, except that Anixter will be required to maintain an office or agency in each place of payment for the debt securities of each series. (See Section 1002.)

The holder of any registered debt security may exchange the debt security for registered debt securities of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them in a place of payment maintained for this purpose at the office or agency Anixter has appointed securities registrar. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to Anixter and the securities registrar. No service charge will apply to any exchange or registration of transfer, but Anixter or the indenture trustee may require payment of any taxes and other governmental charges as described in the Indenture. (See Section 305.)

If debt securities of any series are redeemed, Anixter will not be required to issue, register transfer of or exchange any debt securities of that series during a period beginning at opening of business 15 days before the selection of such debt securities and ending at the close of business on the day of a mailing of a notice of redemption. After notice is given, Anixter will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, Anixter will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If Anixter defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date Anixter proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed and that the indenture trustee believes is acceptable. (See Section 307.)

Unless otherwise indicated in the applicable prospectus supplement, Anixter will pay the principal of and premium (if any) or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. Anixter may at any time designate additional paying agents or one or more other offices or agencies where the debt securities may be presented or surrendered for payment or rescind such designations, except that Anixter will be required to maintain an office or agency in each place of payment for debt securities of a particular series.

Redemption

The applicable prospectus supplement will contain the specific terms on which Anixter may redeem a series of debt securities prior to its stated maturity. Anixter will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date, unless a shorter period is specified in the debt securities to be redeemed. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund. (See Section 1104.)

On or before any redemption date, Anixter will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

If Anixter is redeeming less than all the debt securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. (See Section 1103.) After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1106.)

Consolidation, Merger, Conveyance, Transfer or Lease

Neither Anixter nor Anixter International shall consolidate with, or sell or convey all or substantially all of their respective assets to, or merge with or into any other person or entity unless:

•	either Anixter or Anixter International, as applicable, is the continuing corporation, or the successor is a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation expressly assumes by an indenture supplement Anixter International’s or Anixter’s obligations, as applicable, on the debt securities and under the Indenture;

•	Anixter International or Anixter, as applicable, or the successor corporation, as the case may be, is not immediately after the merger or consolidation, or the sale, lease or conveyance, in default in the performance of any covenant or condition under the Indenture; and

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing. (See Section 801.)

Certain Covenants of Anixter and Anixter International

The Indenture contains certain covenants of Anixter, Anixter International and certain subsidiaries related to the incurrence of secured debt and sale and leaseback transactions. These covenants do not, however, focus on the amount of debt incurred in any transaction and do not otherwise afford protection to holders of the debt securities in the event of a highly leveraged transaction that is not in violation of the covenants. Anixter and

Anixter International do not currently intend to include any covenants or other provisions affording such protection in any series of debt securities. If in the future Anixter and Anixter International determine that it is desirable to include covenants or other provisions of this type in any series of debt securities, they will be described in the prospectus supplement for that series.

Limitations on Secured Debt

The Indenture provides that Anixter and Anixter International will not at any time create, incur, assume or guarantee, and will not cause or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt, and Anixter and Anixter International will not at any time create, and will not cause or permit a Restricted Subsidiary to create, any Security Interest securing any indebtedness existing on the date of the Second Supplemental Indenture to the Indenture which would constitute Secured Debt if it were secured by a Security Interest, without making effective provisions whereby the debt securities then outstanding under the Indenture and any other indebtedness of or guaranteed by Anixter, Anixter International or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured, so long as such other obligations and indebtedness shall be so secured; provided, however, that the foregoing prohibition will not apply to:

•	Security Interests on property acquired, constructed, developed or improved after the date of the Second Supplemental Indenture by Anixter International or a Restricted Subsidiary created prior to or contemporaneously with, or within 180 days after the acquisition of property which is a parcel of real property, a building, machinery or equipment;

•	Security Interests on property at the time of acquisition assumed by Anixter, Anixter International or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with Anixter, Anixter International or a Restricted Subsidiary, or on properties of a corporation or firm acquired by Anixter, Anixter International or a Restricted Subsidiary as an entirety or substantially as an entirety;

•	Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Anixter, Anixter International or any Restricted Subsidiary;

•	Security Interests securing indebtedness of a Restricted Subsidiary owing to Anixter, Anixter International or to another Restricted Subsidiary;

•	Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

•	Security Interests to secure obligations under Credit Facilities in an aggregate principal amount, together with the aggregate principal amount of all other Secured Debt then outstanding, not to exceed the greater of (a) $750 million and (b) an amount that does not cause the Secured Leverage Ratio (after giving effect to the incurrence of such obligations under Credit Facilities) to exceed 2:00 to 1:00;

•	mechanics, and other statutory liens, arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith;

•	liens for taxes, assessments or governmental charges not yet delinquent or for taxes, assessments or governmental charges that are being contested in good faith;

•	Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	Landlords’ liens on fixtures on premises leased in the ordinary course of business;

•	Security Interests to secure partial, progress, advance or other payments or indebtedness incurred for the purpose of financing construction on or improvement of property subject to such Security Interests if the commitment for the financing is obtained no later than 180 days after the later of the completion of or the placing into operation such property;

•	Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States, or any state thereof, or any department, agency or instrumentality of the United States; and

•	Security Interests in favor of the United States or any state, county or local government, or any agency of the United States, or any holder of bonds or other securities thereof issued, in connection with the financing of the cost of acquiring, constructing or improving property (including, without limitation, any such property designed primarily for the purpose of pollution control) and any transfers of title or Security Interest in any such property and related property in favor of such government or governmental agency or any such security holders in connection with the acquisition, construction, improvement, attachment or removal of such property; provided that such transfer of title or Security Interest does not apply to any Principal Facility.

Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, Anixter, Anixter International and the Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the debt securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Second Supplemental Indenture to the Indenture and otherwise prohibited by the Indenture plus (b) the aggregate value of Sale and Leaseback Transactions entered into after the date of the Second Supplemental Indenture to the Indenture, and otherwise prohibited by the Indenture, does not exceed ten percent of Consolidated Net Tangible Assets. (See Section 1005.)

Limitations on Sale and Leaseback Transactions

The Indenture provides that Anixter and Anixter International may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless:

•	Anixter, Anixter International or such Restricted Subsidiary would be entitled to incur Secured Debt only by reason of the provision described in the last sentence of “Limitations on Secured Debt” equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the debt securities outstanding under the Indenture as provided under said section; or

•	Anixter, Anixter International or a Restricted Subsidiary shall apply, within 180 days after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) the redemption of debt securities or to the repayment of Senior Funded Debt of Anixter, Anixter International or of any Restricted Subsidiary (other than the Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption Anixter or Anixter International may, within 180 days after such sale or transfer, deliver to the indenture trustee debt securities (other than debt securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the debt securities by an amount equivalent to the aggregate principal amount of the debt securities so delivered. (See Section 1006.)

Repurchase of Notes upon a Change of Control

Anixter must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all debt securities of each series established on or after the date of the Second Supplemental Indenture then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

However, Anixter shall not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture, and purchases all debt securities properly tendered and not withdrawn under the Offer to Purchase upon a Change of Control, or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “— Redemption” to redeem all outstanding debt securities otherwise subject to the Offer to Purchase, unless and until there is a default in payment of the applicable redemption price. An Offer to Purchase upon the occurrence of a Change of Control may be made by either Anixter or a third party in advance of a Change of Control if a definitive agreement to effect the Change of Control is in place at the time such Offer to Purchase is made and the Offer to Purchase is effected upon the consummation of the Change of Control, and such Offer to Purchase may be conditional on the Change of Control. (See Section 1010.)

There can be no assurance that Anixter will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of debt securities) required by the foregoing paragraph, as well as any other repayments pursuant to covenants that may be contained in other indebtedness of Anixter that might be outstanding at the time.

Future Guarantees

(A) (x) If Anixter, Anixter International or any Restricted Subsidiary acquires or creates a Domestic Subsidiary that is a Restricted Subsidiary with either (i) assets having a book value (determined in accordance with GAAP on a stand-alone basis and not consolidated with its subsidiaries and not including any equity interests held by such Domestic Subsidiary) in excess of 5% of Anixter International’s consolidated total assets (determined as of the end of Anixter International’s most recently completed fiscal quarter for which financial statements are prepared) or (ii) Consolidated Cash Flow Available for Fixed Charges (determined on a stand-alone basis and not consolidated with its subsidiaries) in excess of 5% of Anixter International’s Consolidated Cash Flow Available for Fixed Charges for the most recently completed last four fiscal quarters for which financial statements are prepared, or (y) if a Domestic Subsidiary that is a Restricted Subsidiary (i) has, as of any fiscal year end, assets having a book value (determined in accordance with GAAP on a stand-alone basis and not consolidated with its subsidiaries and not including any equity interests held by such Domestic Subsidiary) in excess of 5% of Anixter International’s consolidated total assets as of the end of such fiscal year or (ii) generates Consolidated Cash Flow Available for Fixed Charges (determined on a stand-alone basis and not consolidated with its subsidiaries) for any fiscal year in excess of 5% of Anixter International’s annual Consolidated Cash Flow Available for Fixed Charges for such fiscal year, and (B) whether before or after the occurrence of any event described in clause (A)(x) or (y) above, such Domestic Subsidiary either guarantees any other indebtedness of Anixter International or Anixter or incurs any indebtedness in an aggregate principal amount in excess of $50,000,000, such Domestic Subsidiary will, within 30 days of later of the date on which it was acquired or created and the date on which it guarantees any such indebtedness or incurs any such indebtedness (in the case of clause (A)(x)) or within 30 days of the later of the filing of Anixter International’s annual audited financial statements for the applicable fiscal year with the SEC and the date on which it guarantees any such indebtedness or incurs any such indebtedness (in the case of clause (A)(y)), jointly and severally, guarantee the debt securities of each series established on or after the date of the Second Supplemental Indenture. Notwithstanding the foregoing, Anixter Receivables Corporation shall not be required to guarantee the debt securities for as long as its sole business is the purchase, sale and financing of receivables and related activities in connection with Anixter’s receivables facility.

Notwithstanding the foregoing, this covenant shall cease to apply to a series of debt securities during any period of time that, and for so long as, such debt securities become rated Investment Grade by each of the

Rating Agencies; provided that if on any subsequent date such debt securities cease to be rated Investment Grade for any reason by either Rating Agency, then Anixter, Anixter International and the Restricted Subsidiaries will thereafter again be subject to this covenant. Any guarantees of a series of debt securities that are required by the preceding paragraph or that have been made pursuant to such preceding paragraph, in each case prior to such series of debt securities becoming rated Investment Grade, shall continue in effect at all times, regardless of such series of debt securities becoming rated Investment Grade. (See Section 1008.)

SEC Reports and Reports to Holders

Whether or not Anixter International is then required to file reports with the SEC, Anixter International shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. For as long as any debt securities are outstanding, Anixter International shall supply the Trustee and each holder who so requests or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. (See Section 1007.)

Certain Definitions

The following terms are defined substantially as follows in Section 101 of the Indenture and are used in this description as so defined:

“Board of Directors” means the board of directors of Anixter International.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of the Second Supplemental Indenture or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Anixter International and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Anixter International or a Subsidiary;

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Anixter International on a fully diluted basis;

(3) the failure of Anixter International to own 100% of the outstanding Capital Stock of Anixter, provided that up to 3% of the outstanding Voting Stock of Anixter may be issued or transferred to employees of Anixter International and its subsidiaries without such issuance or transfer constituting a Change of Control;

(4) the adoption of a plan relating to the liquidation or dissolution of Anixter or Anixter International;

(5) individuals who on the date of the Second Supplemental Indenture constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by stockholders of Anixter International was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the Second Supplemental Indenture or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(6) Anixter or Anixter International consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Anixter or Anixter International, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Anixter or Anixter International, as applicable, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of Anixter or Anixter International, as applicable, outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of Voting Stock of the surviving Person or any direct or indirect parent company of the Surviving Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the Voting Stock of the surviving Person.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense;

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

(2) less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

In calculating “Consolidated Cash Flow Available for Fixed Charges” for any period, if any Asset Sale or Asset Acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of any four fiscal quarter period for which the “Consolidated Cash Flow Available for Fixed Charges” is being calculated, such calculation shall give pro forma effect to such Asset Sale or Asset Acquisition.

For the purposes of calculating “Consolidated Cash Flow Available for Fixed Charges” “Asset Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person; and “Asset Sale” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Subsidiary.

“Consolidated Income Tax Expenses” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; and

(2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

(2) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(3) gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5) any fees and expenses paid in connection with the issuance of the debt securities or other indebtedness;

(6) nonrecurring or unusual gains or losses;

(7) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment of indebtedness, issuance of stock, stock options or other equity-based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(9) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);

(10) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

(11) any non-cash impairment, restructuring or special charge or asset write-off or write- down, and the amortization or write-off of intangibles.

“Consolidated Net Tangible Assets” means, in each case, with respect to Anixter International (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of the Second Supplemental Indenture to the Indenture would be included on a consolidated balance sheet of Anixter International and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by Anixter International and its Restricted Subsidiaries

to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including stock option expenses and any goodwill impairment charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the amended and restated five year revolving credit agreement, dated as of April 20, 2007, as amended, among Anixter and other borrowers party thereto from time to time the lenders party thereto from time to time, Bank of America, N.A. as Administrative Agent, and the lenders from time to time party thereto, together with any agreements, instruments, security agreements, guaranties and other documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments, security agreements, guaranties or other documents may be amended, supplemented, extended, restated, renewed or otherwise modified from time to time and any successive refundings, refinancings, replacements or substitutions thereof or therefor, whether with the same or different lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Domestic Subsidiary” means any Subsidiary of Anixter or Anixter International that is organized under the laws of the United States or any state of the United States or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States which are in effect on the date of the Second Supplement Indenture.

“Investment Grade” means (1) BBB− or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s) or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Offer to Purchase” means an offer to purchase debt securities then outstanding by Anixter from the holders commenced by mailing a notice to the Trustee and each holder stating:

(1) that all debt securities validly tendered will be accepted for payment;

(2) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any debt security not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless Anixter defaults in the payment of the purchase price, any debt security accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that holders electing to have a debt security purchased pursuant to the Offer to Purchase will be required to surrender the debt security, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the debt security completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of debt securities delivered for purchase and a statement that such holder is withdrawing his election to have such debt securities purchased; and

(7) that holders whose debt securities are being purchased only in part will be issued new debt securities equal in principal amount to the unpurchased portion of the debt securities surrendered; provided that each debt security purchased and each new debt security issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, Anixter shall (1) accept for payment debt securities or portions thereof tendered pursuant to an Offer to Purchase; (2) deposit with the paying agent money sufficient to pay the purchase price of all debt securities or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all debt securities or portions thereof so accepted together with an officers’ certificate specifying the debt securities or portions thereof accepted for payment by Anixter. The paying agent shall promptly mail to the holders of debt securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new debt security equal in principal amount to any unpurchased portion of the debt security surrendered; provided that each debt security purchased and each new debt security issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Anixter will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. Anixter will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Anixter is required to repurchase debt securities pursuant to an Offer to Purchase.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.

“Principal Facility” means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Second Supplemental Indenture to the Indenture or thereafter, by Anixter, Anixter International or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the Consolidated Net Tangible Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of Anixter International (evidenced by a board resolution), is not of material importance to the business conducted by Anixter International and its Subsidiaries taken as a whole.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Anixter, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “−”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories (any of which may include a “1”,“2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the Second Supplemental Indenture to the Indenture, is designated by Anixter and Anixter International (evidenced by a resolution of their respective boards of directors) to be a Restricted Subsidiary; provided, however, that Anixter and Anixter International may not designate any such Subsidiary to be a Restricted Subsidiary if Anixter International or Anixter would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or Senior Funded Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“Sale and Leaseback Transaction” means any sale or transfer made by Anixter, Anixter International or one or more Restricted Subsidiaries (except a sale or transfer made to Anixter, Anixter International or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to Anixter, Anixter International or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by Anixter, Anixter International or such Restricted Subsidiary will be discontinued on or before the expiration of such period). The creation of any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Secured Debt” means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, Anixter, Anixter International or a Restricted Subsidiary, and any other indebtedness of Anixter, Anixter International or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments (other than indebtedness owed by a Restricted Subsidiary to Anixter or Anixter International, or by a Restricted Subsidiary to another Restricted Subsidiary, or by Anixter or Anixter International to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any property or assets of Anixter, Anixter International or any Restricted Subsidiary, or (b) a Security Interest in any shares of stock owned directly or indirectly by Anixter or Anixter International in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from Anixter, Anixter International or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by Anixter, Anixter International and the Restricted Subsidiaries. Notwithstanding the foregoing, a binding commitment to lend under a revolving credit facility shall be deemed to be an incurrence of indebtedness in the full amount of such commitment on the date that such commitment is entered into, regardless of whether the full amount of such revolving credit facility is actually borrowed, and thereafter the amount of such commitment shall be deemed to be fully borrowed at all times for purposes of the “Limitations on Secured Debt” covenant.

“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Debt of Anixter, Anixter International and the Restricted Subsidiaries to (b) Consolidated Cash Flow Available for Fixed Charges of Anixter, Anixter International and the Restricted Subsidiaries for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available.

In the event that Anixter, Anixter International or any Restricted Subsidiary incurs, redeems, retires or extinguishes any Secured Debt (other than under a revolving credit facility as set forth in the last sentence of the definition of Secured Debt) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Secured Debt as if the same had occurred at the beginning of the applicable four-quarter period.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

“Senior Funded Debt” means any obligation of Anixter, Anixter International or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of Anixter and Anixter International is not subordinate and junior in right of payment to the prior payment of the debt securities. As used herein “funded debt” means all indebtedness for borrowed money having a maturity of more than 12 months from the date as of which the amount thereof is to be determined; it being understood that debt outstanding under a revolving credit or similar agreement which may be borrowed, repaid and reborrowed (and reimbursement obligations relating to letters of credit) shall not constitute funded debt.

“Subsidiary” means a corporation, association, partnership or other entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by Anixter International, Anixter or by one or more other Subsidiaries, or by Anixter International, Anixter and one or more other Subsidiaries.

“Unrestricted Subsidiary” means (a) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions), (b) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (c) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) and (b) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary.”

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Events of Default

The Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	default in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 30 days;

•	default in the payment of principal of or any premium on any debt security of that series when due at its maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance, or breach, of any covenant or warranty of Anixter or Anixter International in the Indenture with respect to any debt securities of that series for 30 days (or 120 days in the case of the covenant described under “—Certain Covenants of Anixter and Anixter International—SEC Reports and Reports to Holders”) after written notice to Anixter and Anixter International from the indenture trustee, or to Anixter, Anixter International and the indenture trustee from the holders of at least 25% of the outstanding debt securities of that series;

•	if a default by Anixter or Anixter International under one or more mortgages, indentures, bonds, debentures, notes or instruments under which there may be issued, secured or evidenced indebtedness for money borrowed shall happen and shall either (x) constitute a failure to pay more than $25,000,000 in principal amount of such indebtedness when due and payable at its stated maturity, or (y) result in $25,000,000 in principal amount of such indebtedness becoming or being declared due and payable prior to its stated maturity, and that acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged before written notice of acceleration has been given by the indenture trustee or the holders of at least 25% of the outstanding debt securities of that series;

•	the entry against Anixter or Anixter International of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $100,000,000, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

•	certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International; and

•	any other default specified in the prospectus supplement relating to the debt securities of that series. (See Section 501.)

If an Event of Default occurs as a result of either certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International, then all unpaid principal of, premium (if any) and accrued interest on all debt securities at the time outstanding will become immediately due and payable without any declaration or other act on the part of the indenture trustee or any holder of debt securities. If an Event of Default occurs for any other reason with respect to debt securities of a particular series, the indenture trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

Under the Indenture, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (See Section 603.)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default under the Indenture and its consequences, except a default:

•	in respect of a payment of principal of, or premium (if any), or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security. (See Section 513.)

At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable, a majority in principal amount of the outstanding holders of debt securities of that series may rescind and cancel the declaration and its consequences: (1) if all defaults (other than the non-payment of principal, premium, if any, or interest which has become due solely by the declaration) have been cured or waived, and (2) Anixter or Anixter International has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•	the principal of, and premium (if any), on any debt securities of that series which are due other than by the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture. (See Section 502.)

Modification of the Indenture

Anixter, Anixter International and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to Anixter’s or Anixter International’s covenants or to surrender any right or power conferred on Anixter or Anixter International under the Indenture;

•	to add or change any provisions of the Indenture to provide the issuance of bearer securities of any series, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities of any series in uncertificated form;

•	to add, change or eliminate any provisions of the Indenture related to one or more series of debt securities; provided that any such addition, change or elimination shall either (a) not adversely affect the rights of the holders of outstanding debt securities of any series in any material respect, or (b) not apply to any debt securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse affect on the rights of the holders of such debt securities in any material respect;

•	to secure the debt securities of any series;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•	to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture that may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action shall not be inconsistent with the provisions of the Indenture and shall not adversely affect the rights of the holders of outstanding debt securities of any series in any material respect;

•	to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act;

•	to amend or supplement the restrictions on and procedures for transfers of debt securities to reflect any change in applicable law or regulation. (See Section 901.)

The Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium (if any) payable upon the redemption of, any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity

•	change the place or currency of payment of principal of, or any premium (if any) or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date;

•	modify or waive any provision relating to the guarantees;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture; and

•	modify such provisions with respect to modification and waiver. (See Section 902.)

Satisfaction and Discharge

Under the Indenture, Anixter can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

Anixter may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds in trust for the purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the Indenture will cease to be of further effect and Anixter’s obligations will be satisfied and discharged with respect to that series (except as to Anixter’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of Anixter, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, Anixter will issue any debt securities offered under this prospectus as “global securities.” We will describe the specific terms for issuing any debt security as a global security in the prospectus supplement relating to that debt security.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as the depositary for any global securities. Anixter will issue global securities as fully registered securities registered in the name of DTC’s nominee, Cede & Co. Anixter will issue one or more fully registered global securities for each issue of debt securities, each in the aggregate principal or stated amount of such issue, and will deposit the global securities with DTC.

The following is based on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority Inc. Access to DTC’s system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security — the beneficial owner — is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to Anixter as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, Anixter, Anixter International or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of Anixter and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner electing to have its interest in a global security repaid by Anixter will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant’s interest in the global securities on DTC’s records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC’s records.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to Anixter or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

Anixter may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, Anixter may elect, at its option at any time, to have the following provisions of the Indenture related to defeasance and discharge of indebtedness or to defeasance of certain covenants applied to the debt securities of any series, or to any specified part of the series. (See Section 1301.)

Defeasance and Discharge.  The Indenture provides that Anixter may exercise the option for Anixter and Anixter International to be discharged from all their obligations with respect to debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the sole benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, Anixter has delivered to the indenture trustee an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (See Sections 1302 and 1304.)

Defeasance of Certain Covenants.  The Indenture provides that Anixter may exercise the option for Anixter and Anixter International to omit to comply with certain restrictive covenants, including those described under “Certain Covenants of Anixter and Anixter International” and in the fifth bullet point of the first paragraph under “Events of Default” and any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described in the fourth and fifth bullet points of the first paragraph under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. Anixter, in order to exercise such option, will be required to deposit, in trust for the sole benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities relating thereto or on redemption in accordance with the terms of the Indenture and such debt securities. Anixter will also be required, among other things, to deliver to the indenture trustee an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (See Sections 1303 and 1304.)

Governing Law

The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the indenture trustee written notice of a continuing Event of Default with respect to the debt securities of that series; (ii) the holders of a least 25% in aggregate principal amount of the debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the indenture trustee to institute such proceeding as indenture trustee; and (iii) the indenture trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (See Section 507.) However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of, premium (if any) and interest on such security on or after the applicable due date specified in such debt security. (See Section 508.)

Anixter maintains certain banking relationships with the Trustee in the ordinary course of its business.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to Anixter or Anixter International from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Through Underwriters.  If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

Through Dealers.  If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.  If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers.  We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

General Information.  A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus were passed upon for us by Schiff Hardin LLP. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the indenture trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.

EXPERTS

The consolidated financial statements of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended December 28, 2007 (including schedules appearing therein), and the effectiveness of Anixter International Inc.’s internal control over financial reporting as of December 28, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$200,000,000

Anixter Inc.

     % Senior Notes due 2014

Fully and Unconditionally Guaranteed by
Anixter International Inc.

PROSPECTUS SUPPLEMENT
MARCH   , 2009

Banc of America Securities LLC
J.P. Morgan
Wachovia Securities
Scotia Capital